Exhibit 99.1

EQT GP HOLDINGS, LP APPOINTS NEW BOARD MEMBER

PITTSBURGH, PA — APRIL 7, 2016 — EQT GP Holdings, LP (NYSE: EQGP), an EQT Corporation company, is pleased to announce the appointment of Mark S. Lewis as a new member of the Board of Directors of its general partner. Mr. Lewis will serve as a member of the audit committee.

Mr. Lewis is currently President and Chief Executive Officer of POISE Foundation, a Pittsburgh-based charitable organization that has a mission to assist the region’s African American community in achieving self-sustaining practices through strategic leadership, collective giving, grant making, and advocacy. Prior to joining POISE in 2002, Lewis was a senior manager with Ernst & Young LLP; and prior to that he spent eight years with Price Waterhouse LLP where he held various roles, including manager, information systems risk management group.  Mr. Lewis holds a Bachelor of Arts degree in Accounting from Michigan State University.

About EQT GP Holdings, LP:

EQT GP Holdings, LP is a limited partnership that owns a 27.6% limited partner interest and 1.8% general partner interest, including 100% of the incentive distribution rights, in EQT Midstream Partners, LP. EQT Corporation owns a 90.1% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

Analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com

Source:  EQT GP Holdings, LP